Exhibit 10.1

SEPARATION AGREEMENT, GENERAL RELEASE OF ALL CLAIMS AND
COVENANT NOT TO SUE

THIS SEPARATION AGREEMENT, GENERAL RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE (this “Agreement”) is entered into and effective as of January 20, 2020 (except to the extent otherwise provided in Section 9), by and between CATCHMARK TIMBER TRUST, INC., a Maryland corporation (the “Company”), and JERROLD BARAG (“Executive”). The Company and Executive are referred to in this Agreement, together, as the “parties” and, each individually, as a “party.”

WHEREAS, Executive currently serves as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”), pursuant to that certain Employment Agreement between the Company and Executive, dated October 30, 2013, as amended by that certain First Amendment to Employment Agreement and certain Second Amendment to Employment Agreement, each between the Company and Executive, dated as of December 31, 2018 and December 19, 2019, respectively (as so amended, the “Employment Agreement”);

WHEREAS, the Company and Executive each desire to enter into this Agreement to set forth in writing the terms and conditions of Executive’s separation from the Company, its subsidiaries and affiliates; and

WHEREAS, the Company and Executive seek to fully and finally settle all actual or potential differences or claims, whether or not now known, on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Executive agree as follows:

1.            Separation. In order to effect Executive’s separation from the Company, Executive hereby resigns his position as a member of the Board and his position as the Company’s Chief Executive Officer, and all other positions Executive holds with the Company, its subsidiaries and affiliates, and TexMark Timber Treasury, L.P. and its affiliates (collectively, “Triple T”), effective as of January 21, 2020 (the “Termination Date”). Simultaneously with the execution of this Agreement, Executive shall execute and deliver to the Company a resignation letter with respect to Triple T acceptable to the Company. Executive acknowledges and agrees that he has been paid all wages and accrued benefits to which he is entitled through the date of execution of this Agreement or that the Company has promised to pay such wages and accrued benefits within thirty (30) days of the Termination Date. Other than the payments set forth in this Agreement, the parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason. This Agreement is intended to, and does, settle and resolve all claims of any nature that Executive might have against the Company arising out of his employment relationship with Company or the termination of such employment or relating to any other matter.

2.             Payments and Benefits. In consideration of Executive’s promises, covenants and releases contained in this Agreement, the Company will pay or provide to Executive:

(a)	A total gross amount of ONE MILLION NINE HUNDRED TWENTY-EIGHT THOUSAND NINE HUNDRED NINETY-SIX DOLLARS ($1,928,996.00), subject to reduction as set forth in Section 9 and less withholding for taxes and other similar items, payable in approximately equal monthly installments during the twenty-four (24) month period following the Termination Date, commencing on the first payroll date to occur after the sixtieth (60th) day following the Termination Date; provided, that the first such payment shall consist of all amounts payable to Executive pursuant to this Section 2(a) between the Termination Date and the first payroll date to occur after the sixtieth (60th) day following the Termination Date; and provided, further, that (i) any obligation of the Company to make the payments contemplated by this Section 2(a) shall cease upon Executive’s breach of any of his obligations contained in this Agreement or in Section 7 or Section 12 of the Employment Agreement; (ii) upon a “Change in Control of the Company” (as defined in Section 15(j) hereof), any payments contemplated by this Section 2(a) which have not been paid (and which the Company continues to be obligated to pay after giving effect to Section 2(a)(i)) shall accelerate and be paid in a single lump sum no later than the effective date of the Change in Control of the Company, and (iii) that notwithstanding the foregoing, the time and form of payment of the amounts contemplated under this Agreement shall be subject to the provisions of Section 15(j), which may override any contrary provisions herein;

(b)

If Executive elects to continue participation in any group medical, dental, vision or prescription drug plan benefits to which Executive or Executive’s eligible dependents would be entitled under Section 4980B (“COBRA”) of the Internal Revenue Code of 1986, as amended (the “Code”), then for eighteen (18) months following the Termination Date (the “COBRA Reimbursement Period”), the Company shall pay to Executive monthly payments of an amount equal to the excess of (i) the COBRA cost of such coverage over (ii) the amount that Executive would have had to pay for such coverage if he had remained employed during the COBRA Reimbursement Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items; provided, however, that (A) if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the COBRA Reimbursement Period shall only run for the period during which Executive is eligible to elect health coverage under COBRA and timely elects such coverage; (C) nothing herein shall prevent the Company from amending, changing, or canceling any group medical, dental, vision and/or prescription drug plans during the COBRA Reimbursement Period; (D) during the COBRA Reimbursement Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (E) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; (F) Executive’s rights pursuant to this Section shall not be subject to liquidation or exchange for another benefit; and (G) that any obligation of the Company to make the payments contemplated by this Section 2(b) shall cease upon Executive’s breach of any of his obligations contained in this Agreement or in Section 7 or Section 12 of the Employment Agreement;

(c)	The annual cash incentive award opportunity granted to Executive with respect to the year ended December 31, 2019 (the “Cash Incentive Award”), less withholding for taxes and other similar items; provided, however, that (i) for purposes of calculating the aggregate value of such award (A) the 70% of the Cash Incentive Award that is based upon the achievement of the objective financial performance metrics of the Company previously determined by the Compensation Committee of the Board shall be awarded based on the Company’s actual results with respect to such metrics for the year ended December 31, 2019 (as finally determined), which metrics, on a consolidated basis, shall be at not less than the target level, and (B) the 30% of the Cash Incentive Award that is based on Executive’s individual performance assessment shall be awarded at the target level of ONE HUNDRED NINETEEN THOUSAND ONE HUNDRED FORTY-THREE DOLLARS AND EIGHTY CENTS ($119,143.80); and (ii) the Cash Incentive Award otherwise shall be paid in accordance with the terms of the Company’s annual cash incentive award program for the Company’s named executive officers, and the Company’s practices and policies with respect thereto, including that the Company shall pay the Cash Incentive Award to Executive at such time as the Company pays its other named executive officers their annual cash incentive awards with respect to the year ended December 31, 2019, but in no event later than March 15, 2020;

(d)	The following treatment or payment of Executive’s outstanding equity awards, provided that (i) any obligation of the Company to provide the treatment or payment with respect to Executive’s outstanding equity awards as contemplated by this Section 2(d) shall cease upon Executive’s breach of any of his obligations contained in this Agreement or in Section 7 or Section 12 of the Employment Agreement; and (ii) except as set forth herein, the outstanding equity awards shall remain subject to the terms and conditions of the equity plan under which they were granted and the respective award agreements evidencing the grant thereof;

A.	Shares of restricted stock subject to vesting based on Executive’s continuous service only (“Outstanding Service-Based Stock Awards”), of which there are 103,135 shares outstanding as of the Termination Date, shall be accelerated in full to the Termination Date and cancelled as of the Termination Date in exchange for an amount equal to the product of (x) the net number of such outstanding shares after deducting such number of shares as is necessary to satisfy tax withholding requirements under applicable law, multiplied by (y) the average closing price of the Company’s common stock for the five consecutive trading day period which ends on (and includes) the trading day immediately preceding January 21, 2020, with such amount payable in approximately equal monthly installments during the twenty-four (24) month period following the Termination Date, subject, however, to the provisions of Section 15(j) of this Agreement;

B.	Distribution equivalents awards relating to the Outstanding Service-Based Stock Awards shall be paid as if the Outstanding Service-Based Stock Awards had vested as of the Termination Date, with such award amount payable as soon as reasonably practical but not later than thirty (30) days following the Termination Date; and

C.	LTIP Units (as defined in the Second Amended and Restated Agreement of Limited Partnership of CatchMark Timber Operating Partnership, L.P.), which may be earned based on the achievement of performance goals and may become vested based on Executive’s continuous service (“Outstanding Performance-Based Equity Awards”), that are outstanding as of the Termination Date shall be treated as if the applicable performance period ends on the Termination Date, with the portion of the Outstanding Performance-Based Equity Awards that is earned determined based on the actual achievement of the applicable performance metrics through the Termination Date and with Executive being entitled to receive the pro rata portion of the award that is so earned (with such pro rata portion determined by multiplying the award that is so earned by a fraction, the numerator of which shall be the number of full months elapsed in the applicable performance period prior to the Termination Date, and the denominator shall be 36). Executive’s pro rata portion of the Outstanding Performance-Based Equity Awards that are earned as provided in this Section 2(d)(C) shall be immediately vested. In the event of a dispute regarding the calculation of the Outstanding Performance-Based Equity Awards that are earned pursuant to this Section 2(d)(C), the Company shall retain an independent expert mutually agreed upon by the parties to independently determine the calculation of such award and such calculation by the independent expert shall be final and binding on the parties. Distribution equivalents awards relating to the Outstanding Performance-Based Equity Awards shall be paid to the extent such Outstanding Performance-Based Equity Awards are earned and Executive is entitled to the pro rata portion thereof (with such pro rata portion calculated as described in the preceding sentence), with such award amount payable as soon as reasonably practical, but not later than thirty (30) days following the Termination Date. Any Outstanding Performance-Based Equity Awards that fail to be earned in accordance with this Section 2(d)(C) will be forfeited and reconveyed to the Company on the Termination Date without further consideration or any act or action by Executive; and

(e)	To the extent not heretofore paid or provided, the amount of all expense reimbursements and accrued but unused paid time off (“PTO”), payable as provided in, and in accordance with, the Company’s current policies regarding expense reimbursement and accrual and payment for unused PTO, respectively.

Executive and the Company acknowledge and agree that these agreements, terms and amounts have been negotiated and agreed upon voluntarily by both parties and represent a compromise providing value to both parties. The parties also acknowledge and agree that these agreements and amounts exceed any and all actions, pay and benefits that the Company might otherwise have owed to Executive by law and that they constitute good, valuable, and sufficient consideration for Executive’s release, agreements and covenants herein.

3.                  General Release of All Claims and Potential Claims and Covenant Not To Sue. In consideration of the payments made to him by the Company and the promises contained in this Agreement, Executive on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement; provided, however, that this release shall not apply to any payments or benefits under this Agreement. This release includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, claims arising under severance plans and contracts, and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, , 42 U.S.C. § 1981, the Americans With Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Genetic Information Nondiscrimination Act (“GINA”), the Executive Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Occupational Safety and Health Act (“OSHA”), and any and all other local, state, and federal law claims arising under statute or common law. Executive further agrees that if anyone (including the Equal Employment Opportunity Commission (“EEOC”) or any other government agency or similar such body) makes a claim or undertakes an investigation involving Executive in any way, Executive waives any and all right and claim to financial recovery resulting from such claim or investigation. Except to the extent that applicable law requires that Executive be allowed to file a charge of discrimination with the EEOC or other administrative charge or complaint, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law. By signing this Agreement, Executive acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown claims. Executive warrants that he has not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement.

4.                  Consulting Services. From the Termination Date and through the date which is ninety (90) days thereafter (the “Consultancy Period”), Executive agrees to make himself available to consult and cooperate with the Company, and to respond to appropriate inquiries, regarding such matters pertaining to the Company’s business as may, from time to time, be reasonably requested of Executive by the Company’s Chairman of the Board or Chief Executive Officer, including cooperating with the Company with respect to the communication of Executive’s separation from the Company and related matters (the “Consulting Services”). Notwithstanding the foregoing, Consulting Services: (i) shall not include Executive’s cooperation in connection with any action or proceeding contemplated by Section 12 of the Employment Agreement, which cooperation shall be governed by such section; (ii) shall be limited to executive-level services comparable in scope to those previously performed by Executive for or on behalf of the Company; (iii) shall not include any activities involved in raising capital on behalf of the Company or any of its affiliates; (iv) shall not involve providing Executive with any additional confidential or inside information about the Company or its future plans; (v) shall not require Executive to interface with clients, partners, consultants, attorneys, or any employees other than the Chief Executive Officer, and (vi) shall be performed by Executive telephonically (unless specifically requested by the Company’s Chairman of the Board or Chief Executive Officer). Executive shall not be entitled to any additional fees or other compensation with respect to Consulting Services provided during the Consultancy Period, if any. Executive shall be entitled to reimbursement from the Company for any reasonable out-of-pocket expenses incurred by Executive in connection with the performance of the Consulting Services during the Consultancy Period, if any. In addition, in no event shall the services required or requested from Executive during the Consultancy Period exceed 20% of the average level of services performed by the Executive during the 36-month period preceding the Termination Date.

5.                  Non-Disparagement.

(a)               Executive agrees to not disparage or make any derogatory, demeaning or untrue statements, orally or in writing, regarding the Company, or its subsidiaries, affiliates or joint ventures, or their respective products, services, assets, businesses, agents, representatives, directors, officers, shareholders, members, partners, attorneys, managers, employees, vendors, successors or assigns. The Company agrees not to, and agrees to instruct its executive officers and directors not to, disparage or make any derogatory, demeaning or untrue statements, orally or in writing, regarding Executive.

(b)              Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts Executive or the Company from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive individually (and not directed to the Company) from any such Governmental Authorities; (iii) testifying truthfully, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

6.                  No Reemployment. Executive waives any right to employment with the Company or any parent or subsidiary of the Company, agrees not to seek employment with the Company or any parent or subsidiary of the Company at any time in the future, and agrees that any denial of employment by the Company or any parent or subsidiary of the Company is in keeping with the intent of this Agreement and shall not be a legitimate basis for a cause of action by Executive.

7.                  Non-Admission of Liability and Acknowledgment of Reporting. This Agreement and the fact that it was offered are not and shall not in any way be construed as admissions by the Company or any Releasee that it violated any federal, state or local law, statute or regulation, or that it acted wrongfully with respect to Executive or to any other person or entity in any manner. The Company and the Releasees specifically disclaim any liability to or wrongful acts against Executive or any other person or entity. This Agreement is not and shall not in any way be construed as an admission by Executive that he violated any federal, state or local law, statute or regulation, or that he acted wrongfully with respect to the Company or to any other person or entity in any manner. Executive specifically disclaims any liability to or wrongful acts against the Company or any other person or entity. Executive affirms that he has reported to the Company in writing all compliance issues and possible violations of federal, state and local laws or regulations or Company policy of which he had knowledge during the term of his employment, if any. Executive represents and acknowledges that he has no further or additional knowledge or information regarding compliance issues or possible violations of federal, state or local laws or regulations or Company policy other than what he has previously disclosed to the Company in writing, if any.

8.                  Acknowledgment. The Company hereby advises Executive to consult with an attorney prior to executing this Agreement and Executive acknowledges and agrees that the Company has advised, and hereby does advise, him of his opportunity to consult an attorney or other advisor and has not in any way discouraged him from doing so. Executive expressly acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this Agreement before signing it, that he has read this Agreement and Release carefully, that he has had sufficient time and opportunity to consult with an attorney or other advisor of his choosing concerning his execution of this Agreement. Executive acknowledges and agrees that he fully understands that this Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in this Agreement itself. Executive acknowledges and agrees that he is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims.

9.                  Revocation of Release of Claims Under the ADEA. The parties agree that Executive may revoke Executive’s release of claims under the ADEA provided in Section 3 within seven (7) days after Executive executes this Agreement by giving written notice of revocation to Company. Such notice must be delivered to the Company’s Chief Executive Officer by 5:00 p.m. Eastern Standard Time, and must actually be received by him at or before the above-referenced seven-day deadline. Executive’s release of claims under the ADEA provided in Section 3 may not be revoked after the expiration of the seven-day deadline. If Executive revokes Executive’s release of claims under the ADEA provided in Section 3, then the total gross amount that the Company is obligated to pay Executive under Section 2(a) is automatically reduced by FIVE HUNDRED THOUSAND DOLLARS ($500,000.00). A revocation by Executive of his release of claims under the ADEA provided in Section 3 shall not affect the release of the remainder of Executive’s claims, demands and causes of action in Section 3. Assuming that Executive does not revoke his release of claims under the ADEA provided in Section 3 within the revocation period described above, such release shall be effective and enforceable on the eighth (8th) day following the date on which Executive executes this Agreement.

10.                Severability. If any provision or covenant, or any part thereof, of this Agreement, except Executive’s general release and covenant not to sue set forth in Section 3 of this Agreement, should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants of this Agreement, all of which shall remain in full force and effect. If the general release and covenant not to sue set forth in Section 3 of this Agreement is found to be unenforceable, this Agreement shall be null and void and all consideration originally paid hereunder shall be returned by Executive to the Company

11.                Final Agreement. The parties agree that this document was negotiated, is their entire Agreement regarding Executive’s separation from employment with the Company and Executive’s release of claims, and supersedes all prior agreements between the parties, except that the parties further agree that the covenants in Section 7, Section 12, Section 13 and Section 15 of the Employment Agreement survive and remain in full force and effect in accordance with their terms, as well as any other provisions of the Employment Agreement that are necessary to enforce or interpret such sections (all such sections and such other provisions, collectively, the “Surviving Provisions”). For purposes of interpreting the Surviving Provisions for purposes of this Agreement, the “Date of Termination” referred to in the Surviving Provisions shall be the Termination Date. The parties agree that neither party shall be considered the drafter for the purpose of construing any ambiguity or disagreement. The parties agree that this Agreement may not be modified except by a written document signed by both parties. The parties agree that this Agreement may be executed and delivered in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.             Legal Fees Incurred in Negotiating this Agreement. The Company shall reimburse Executive for Executive’s reasonable legal fees actually incurred in negotiating this Agreement.

13.             Property. Executive shall be permitted to retain all personal property owned by him and located in his personal office at the Company; provided, however, that all artwork that Executive seeks to retain, and such other furniture located in his personal office at the Company which Executive seeks to retain, must be specifically identified by Executive in writing to the Company prior to the execution of this Agreement and agreed to by the Company. In connection with the execution of this Agreement, Executive shall deliver to the Company the laptop used by him for Company business, and the Company shall return such laptop to Executive after removal of all Company information, materials and programs. Except as set forth above, nothing in this Section 13 shall limit in any way the provisions of Section 7(h) of the Employment Agreement, which remain in full force and effect.

14.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia without giving effect to its conflict of law principles.

15.             Miscellaneous.

(a)                Forum Selection; Consent to Jurisdiction. Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the Superior Court of Fulton County, Georgia or United States District Court for the Northern District of Georgia, Atlanta Division. With respect to any such court action, the parties hereby: (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. The parties further agree that the above-listed courts are convenient forums for any dispute that may arise herefrom and that no party shall raise as a defense that such courts are not convenient forums.

(b)                Prevailing Party. The parties agree that if any dispute, litigation or other proceeding is brought with respect to the enforcement or interpretation of this Agreement or any provision hereof, the prevailing party in such dispute, litigation or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement or interpretation of this Agreement, unless such action is based on the ADEA or OWBPA, in which case costs and expenses, including attorney’s fees, are governed by federal law.

(c)                Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d)                Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Jerrold Barag

5765 Northside Drive

Sandy Springs, Georgia 30328

If to the Company:

CatchMark Timber Trust, Inc.

5 Concourse Parkway, Suite 2650

Atlanta, Georgia 30328

Attention: Chief Executive Officer and General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f)                Equitable Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements in this Agreement. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party shall be entitled to injunctive relief against the threatened breach of this Agreement or the continuation of any such breach without the necessity of proving actual damages and without posting any bond or other security, and may seek to specifically enforce the terms of this Agreement.

(g)               Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h)               Waivers. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(i)                 Interpretation. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein to: (A) Sections mean the Sections of this Agreement; (B) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (C) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.

(j)                 Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Executive, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code. Each installment payment under Section 2(a), Section 2(b) and Section 2(d) of this Agreement shall be deemed to be a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code. For purposes of this Agreement, “Change in Control of the Company” means the occurrence of any of the following: (i) a change in ownership of the Company, (ii) a change in effective control of the Company or (iii) a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning of Section 409A of the Code, without giving effect to any elective provisions that may be available under such definitions. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute deferred compensation subject to Section 409A of the Code is or would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined in Treas. Reg. Section 1.409A-1(i)), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive has executed and delivered this Separation Agreement, General Release of All Claims and Covenant Not to Sue, and the Company has caused this Separation Agreement, General Release of All Claims and Covenant Not to Sue to be duly executed and delivered by its officer thereunto duly authorized, all as of the last day and year written below.

EXECUTIVE

/s/ Jerrold Barag
JERROLD BARAG
Date:	1/20/2020

CATCHMARK TIMBER TRUST, INC.

By:	/s/ Donald S. Moss
Name:	Donald S. Moss
Title:	Chairman of Compensation Committee
Date:	1/20/2020